                                                             THIS FILING IS MADE
                                                      PURSUANT TO RULE 424(b)(3)
                                                UNDER THE SECURITIES ACT OF 1933
                                                              IN CONNECTION WITH
                                                      REGISTRATION NO. 333-76123


PROSPECTUS SUPPLEMENT NO. 1
            TO
PROSPECTUS DATED APRIL 30, 1999

                                2,426,290 SHARES

                           S-F-X ENTERTAINMENT, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

         This prospectus supplement no. 1 amends and supplements the prospectus dated April 20, 1999 of SFX Entertainment, Inc. related to the public offering of shares of Class A common stock held by certain named stockholders. An aggregate of 2,426,290 shares remain to be offered from time to time by the named stockholders.

         Although this registration statement permits the named stockholders to sell their shares from time to time in registered transactions, the fact that such persons are named in this registration statement is not an indication of a present intent to sell.

         Specifically, this prospectus supplement no. 1 amends and restates pages 29-33 of the prospectus. This prospectus supplement no. 1 should be read in conjunction with the prospectus and this prospectus supplement no. 1 is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus. Capitalized terms have the meaning set forth in the prospectus.



                            -------------------------

             The date of this Prospectus Supplement is May 10, 1999

                              SELLING STOCKHOLDERS

         Pursuant to certain of its acquisition agreements, SFX is contractually required to register the shares of the Class A common stock held by many of the stockholders named below. In addition, this registration statement covers certain of the restricted shares held by SFX's directors and certain members of its senior management team.

         Although this registration statement permits the persons named below to sell their shares from time to time in registered transactions, the fact that such persons are named below is not an indication of a present intent to sell. In addition, as of the date hereof, SFX is not aware of any intent on the part of its directors or senior management team to sell any shares pursuant to this registration statement.

         The following table sets forth the beneficial ownership of Class A common stock of the named stockholders as of May 10, 1999 and the beneficial ownership of such persons if they in fact sold all of the shares covered by this registration statement. Assuming each named stockholder were to sell all of the shares registered hereby, each named stockholder would own less than 1% of the Class A common stock.


                                                                    SHARES
                                                                 BENEFICIALLY                      SHARES BENEFICIALLY
                                                                 OWNED BEFORE        SHARES BEING    OWNED AFTER THIS
                                                               THIS OFFERING(1)        OFFERED           OFFERING
                                                               ----------------      ------------  -------------------
 David Falk(2) .......................................            425,000(3)            325,000         100,000(3)
 Thomas P. Benson(4) .................................             29,833(5)             19,000          10,833(5)
 Richard A. Liese(6) .................................              4,800(7)              2,800           2,000(7)
 D. Geoffrey Armstrong(8) ............................            192,133(9)            161,800          30,333(9)
 James F. O'Grady(10) ................................             17,272(11)            13,000           4,272(11)
 Paul Kramer(10) .....................................             18,422                13,000           5,422
 Edward Dugan(10) ....................................              8,422(11)             3,000           5,422(11)
 Ron Delsener (12)....................................             80,333(13)            65,000          15,333(13)
 Mitch Slater (12)....................................             92,000(14)            70,000          22,000(14)
 Kraig G. Fox (15)....................................              5,498(16)             4,298           1,200(16)
 Terry Moloney (17)...................................              1,600(18)             1,000             600(18)
 John Coughlin (19)...................................                900(20)               500             400(20)
 Lori Boxer (21)......................................              3,800(22)             3,000             800(22)
 Regina Maresca (21)..................................                700(23)               500             200(23)
 Steven F. Schankman Living Trust(24)(25) ............            212,725(26)           210,725           2,000(26)
 Schankman Family Capital Limited
   Partnership(24)(25) ...............................            210,000               210,000               0
 Irving P. Zuckerman Living Trust(24)(27) ............            212,725(26)           210,725           2,000(26)
 Zuckerman Family Capital Limited
   Partnership(24)(27) ...............................            210,000               210,000               0

                                                                    SHARES
                                                                 BENEFICIALLY                      SHARES BENEFICIALLY
                                                                 OWNED BEFORE        SHARES BEING    OWNED AFTER THIS
                                                               THIS OFFERING(1)        OFFERED           OFFERING
                                                               ----------------      ------------  -------------------
 June E. Brody and Steven A. Saslow, Joint
   Tenants(28)(29)(30) ...............................            307,577               307,577               0
 Bird Family Trust u/d/o 11/18/92(28)(29)(31) ........             30,229                30,229               0
 Gary F. Bird and Valerie Bird, Cotrustees of the Bird
   Family Trust established 2/4/94(28)(29)(31) .......             67,015                67,015               0
 Smith Family Trust u/d/o 7/17/89(28).................             60,181                60,181               0
 Nicholas P. Clainos Revocable Trust(33)(34) .........             64,182                64,182               0
 Gregg W. Perloff(12)(33) ............................             61,182(32)            59,182           2,000(32)
 David Graham 1996 Irrevocable Trust dated March
   14, 1996(33)(35) ..................................             43,734                43,734               0
 Trust f/b/o Alexander K. Graham-Sult u/w/o William
   Graham(33)(35) ....................................             12,000                12,000               0
 Peter Barsotti(33) ..................................              8,244                 8,244               0
 Robert Barsotti(19)(33) .............................              8,245                 8,245               0
 Michael Brigden(33)(36) .............................              6,667                 6,667               0
 Stan Feig(33)(36) ...................................              6,734(32)             4,734           2,000(32)
 David M. Mayeri(19)(33) .............................             20,434(37)            19,734             700(37)
 Gerard Pompili(33) ..................................             24,734                24,734               0
 Arnold Pustilnik(19)(33) ............................             11,651(38)            11,401             250(38)
 Franklin D. Rockwell, Jr.(33) .......................              8,245                 8,245               0
 Daniel L. Scher(19)(33) .............................             24,734                24,734               0
 Lee A. Smith(19)(33) ................................              5,234(39)             4,734             500(39)
 Sherry Wasserman(19)(33) ............................              8,745(39)             8,245             500(39)
 Steven Welkom(12)(33) ...............................             18,467(40)            18,067             400(40)
 Bruce Morrow ........................................              7,458                 7,458               0
 Donald Dell (21) ....................................             49,204 (41)           20,000          29,204(42)
 William J. Allard (21)  .............................             20,624(43)            17,500           3,124(44)
 Ivan G. Blumberg (21)  ..............................             17,699(45)            15,000           2,699(46)
 David A. Paro (21) ..................................              2,714(47)             2,500             214(46)
 Patricio Apey (21) ..................................              3,535(48)             3,000             535(46)
 Frederick Fried(21)(49)..............................             14,400                14,400               0
 Steven Rosner(21)(49)................................             14,400                14,400               0
 Peter L. Hughes(21)(49)..............................                300                   300               0
 E.J. Narcise(21) and Jenifer Taschner-Narcise, as  Joint
   Tenants (49).......................................                300                   300               0
 Jeff Sofka(21)(49)...................................                900                   900               0
 Eric Bechtel(21) and Felicia Bechtel, as Joint Tenants
   (49)...............................................                300                   300               0

                                                                    SHARES
                                                                 BENEFICIALLY                      SHARES BENEFICIALLY
                                                                 OWNED BEFORE        SHARES BEING    OWNED AFTER THIS
                                                               THIS OFFERING(1)        OFFERED           OFFERING
                                                               ----------------      ------------  -------------------
 Leigh Steinberg(49)..................................              7,500                 7,500               0
 Deerwood Associates, L.P. (49).......................              7,500                 7,500               0

---------------------------
(1) Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security and a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of May 10, 1999.

(2) Mr. Falk acquired these shares of Class A common stock in the FAME acquisition. Mr. Falk has served as a Member of the Office of the Chairman and a director of SFX since June, 1998. See "Management."

(3) Includes options to purchase an aggregate of 100,000 shares of Class A common stock which will become exercisable within 60 days of May 10, 1999.

(4) Mr. Benson has served as Vice President, Chief Financial Officer and a director of SFX since December 1997. See "Management."

(5) Includes options to purchase an aggregate of 10,833 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(6) Mr. Liese has served as a Senior Vice President since September 1998 and as a Vice President and Associate General Counsel of SFX since December 1997. See "Management."

(7) Includes options to purchase an aggregate of 2,000 shares of Class A common stock which will become exercisable within 60 days of May 10, 1999.

(8) Mr. Armstrong has served as a director of SFX since December 1997. Mr. Armstrong also served as an Executive Vice President of SFX from December 1997 until September 1998. See "Management."

(9) Includes options to purchase an aggregate of 30,333 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(10)     This selling stockholder has served as a director of SFX since
         December 1997.

(11) Includes options to purchase an aggregate of 2,500 shares of Class A common stock which are currently exercisable.

(12) This selling stockholder holds officer and director positions with several of SFX's subsidiaries.

(13) Includes options to purchase an aggregate of 15,333 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(14) Includes options to purchase an aggregate of 22,000 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(15) Mr. Fox serves as the Vice President of Business/Legal Affairs of SFX and holds several officer and director positions with several of SFX's subsidiaries.

(16) Includes options to purchase an aggregate of 1,200 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(17)     Mr. Moloney serves as the Controller of SFX.

(18) Includes options to purchase an aggregate of 600 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(19) This selling stockholder holds officer positions with several of SFX's subsidiaries.

(20) Includes options to purchase an aggregate of 400 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(21)     This selling stockholder is an employee of SFX.

(22) Includes options to purchase an aggregate of 800 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(23) Includes options to purchase an aggregate of 200 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(24) These selling stockholders acquired these shares of Class A common stock in the Contemporary acquisition.

(25) Steven Schankman, who is the trustee of the Steven F. Schankman Living Trust and controls the Schankman Family Capital Limited Partnership, holds officer positions with several of SFX's subsidiaries.

(26) Includes options to purchase an aggregate of 2,000 shares of Class A common stock which will become exercisable within 60 days of May 10, 1999.

(27) Irving P. Zuckerman, who is the trustee of the Irving P. Zuckerman Living Trust and controls the Zuckerman Family Capital Limited Partnership, holds officer positions with several of SFX's subsidiaries.

(28) These selling stockholders acquired these shares of Class A common stock in the Network acquisition.

(29) An aggregate of 112,529 shares held by these selling stockholders are subject to claims of indemnification by SFX with respect to certain taxes.

(30) Each of these persons previously held officer positions with SFX; however, each is no longer employed by SFX.

(31) Gary Bird is the trustee of the Bird Family Trust u/d/o 11/18/92 and a co-trustee of the Bird Family Trust established February 4, 1994, and holds officer positions with several of SFX's subsidiaries.

(32) Includes options to purchase an aggregate of 2,000 shares of Class A common stock which will become exercisable within 60 days of May 10, 1999.

(33) These selling stockholders acquired these shares of Class A common stock in the BGP acquisition.

(34) Mr. Clainos is the trustee of the Nicholas P. Clainos Revocable Trust and holds several officer and director positions with SFX's subsidiaries.

(35) Mr. Clainos is the trustee of the Trust f/b/o Alexander K. Graham-Sult u/w/o William Graham and holds several officer and director positions with SFX's subsidiaries.

(36) This selling stockholder holds an officer position with an SFX subsidiary.

(37) Includes options to purchase an aggregate of 700 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(38) Includes options to purchase an aggregate of 250 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(39) Includes options to purchase an aggregate of 500 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(40) Includes options to purchase an aggregate of 400 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(41) Includes options to purchase an aggregate of 23,531 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(42) Includes options to purchase an aggregate of 4,329 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(43) Includes options to purchase an aggregate of 19,809 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(44) Includes options to purchase an aggregate of 3,107 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(45) Includes options to purchase an aggregate of 17,699 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(46) Represents options to purchase shares of Class A common stock, which are, or will become, exercisable within 60 days of May 10, 1999.

(47) Includes options to purchase an aggregate of 2,714 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(48) Includes options to purchase an aggregate of 3,535 shares of Class A common stock which are, or will become, exercisable within 60 days of May 10, 1999.

(49) These selling stockholders acquired these shares of Class A common stock in the ISI acquisition.

         Certain officers and directors of SFX, including David Falk, Thomas P. Benson, Richard A. Liese, D. Geoffrey Armstrong, James F. O'Grady, Paul Kramer and Edward Dugan, have agreed, subject to certain exceptions, that they will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, sell any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock beneficially owned by them during the 90 day period following February 11, 1999. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.